April 28, 2011

Lifetime Achievement Fund, Inc.
15858 West Dodge Road
Suite 310
Omaha, NE 68118

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 16 to the Registration Statement, File Nos. 333-95817 and 811-09749 (the “Registration Statement”), of Lifetime Achievement Fund, Inc. (the “Fund”).

We have examined a copy of the Fund’s Amended and Restated Articles of Incorporation, the Fund’s Amended and Restated By-laws, the Fund’s record of the various actions by the Directors thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 16 is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 16 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

JMS/DSM

762320.2

THOMPSON HINE llp	312 Walnut Street	www.ThompsonHine.com
Attorneys at Law	14th Floor	Phone 513.352.6700
	Cincinnati, Ohio 45202-4089	Fax 513.241.4771